As filed with the Securities and Exchange Commission on February 17, 2026

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RICHTECH ROBOTICS INC.

(Exact name of registrant as specified in charter)

Nevada	88-2870106
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2975 Lincoln Rd, Las Vegas, NV	89115
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated Richtech Robotics Inc. 2023 Stock Option Plan

(Full Title of the Plan)

Zhenwu (Wayne) Huang

C/O RICHTECH ROBOTICS INC.

2975 Lincoln Rd,

Las Vegas, NV 89115

(Name and address of agent for service)

(866) 236-3835

Telephone number, including area code of agent for service.

Copy to:

Richard I. Anslow, Esq.

Lijia Sanchez, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

Explanatory Note

This Registration Statement is being filed by Richtech Robotics Inc., a Nevada corporation (the “Registrant,” the “Company,” “us,” “our,” or “we”), to register an additional 8,000,000 shares of our Class B common stock, par value $0.0001 per share (the “Common Stock”), which may be offered and sold pursuant to the Second Amended and Restated Richtech Robotics Inc. 2023 Stock Option Plan (the “2023 Stock Option Plan”) in connection with an increase in the number of shares available for issuance under such plan pursuant to the evergreen provision included therein. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

The Registrant previously registered shares of its Common Stock for issuance under the Richtech Robotics Inc. 2023 Stock Option Plan and the Amended and Restated Richtech Robotics Inc. 2023 Stock Option Plan on a Registration Statement on Form S-8 filed with the Commission on December 11, 2023 (File No. 333-275975), as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-8 POS filed with the Commission on November 7, 2024 (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the 2023 Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Registrant. The address for the Commission’s website is “http://www.sec.gov.” The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(i)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2025, filed on January 20, 2026 (“Form 10-K”);

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2025, filed on February 12, 2026;

(iii)	The Registrant’s Current Reports on Form 8-K filed on October 1, 2025, November 4, 2025, November 17, 2025, December 5, 2025 and January 30, 2026, respectively; and

(v)	The description of the Registrant’s Common Stock, incorporated by reference in the Registrant’s registration statement on Form 8-A filed (Registration No. 001-41866) with the Commission on November 13, 2023, and any amendment or report filed for the purpose of updating such description.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 8-K furnished by the Registrant to the Commission, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

The Company’s second amended and restated articles of incorporation, as amended, and second amended and restated bylaws limit the directors’ liability and may indemnify directors and officers to the fullest extent permitted under the Nevada Revised Statutes (“NRS”) NRS 78.7502-NRS 78.751.

Nevada law, NRS 78.138, provides that the Company’s directors and officers will not be personally liable to us, our stockholders or our creditors for damages for any act or omission in his or her capacity as a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law and the trier of fact determines that the presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, or with respect to payment of dividends in violation of the NRS. While Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers, our second amended and restated articles of incorporation does not provide for greater liability of our officers and directors than is provided under Nevada law.

Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

As permitted by Nevada law or our second amended and restated articles of incorporation, our amended and restated bylaws (a) include provisions that eliminate the personal liability of our directors or officers for damages resulting from certain breaches of fiduciary duties as a director or officer; (b) require the Company to indemnify and hold harmless any officer or director against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the company), whether civil, criminal, administrative, or investigative; and (c) require us to advance expenses of the indemnitee as such expenses are incurred upon receipt of an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover damages against a director or officer for breach of fiduciary duties as a director or officer. In addition, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

We have obtained a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Specimen Class B Common Stock Certificate (Incorporated herein by reference to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-273628), as amended, initially filed with the Commission on August 3, 2023)
4.2	Second Amended and Restated Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on November 22, 2023)
4.3	Articles of Amendment to Articles of Incorporation of Richtech Robotics Inc. (Incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2025)
4.4	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on November 22, 2023)
5.1*	Opinion of Fennemore Craig, P.C.
23.1*	Consent of Bush & Associates CPA, Independent Registered Public Accounting Firm
23.2*	Consent of Fennemore Craig, P.C. (included in Exhibits 5.1)
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Second Amended and Restated Richtech Robotics Inc. 2023 Stock Option Plan (Incorporated herein by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2025)
99.2	Form of Stock Option Agreement (Incorporated herein by reference to Exhibit 10.7 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-273628), as amended, initially filed with the Commission on August 3, 2023)
99.3	Form of Stock Purchase Agreement (Incorporated herein by reference to Exhibit 10.8 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-273628), as amended, initially filed with the Commission on August 3, 2023)
107*	Filing Fee Table

*	Filed or furnished herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas, Nevada on February 17, 2026.

Richtech Robotics Inc.

By:	/s/ Zhenwu Huang
Name:	Zhenwu Huang
Title:	Chief Executive Officer and Director

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhenwu Huang, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 as amended) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-8.

Name	Position	Date

/s/ Zhenwu Huang	Chief Executive Officer and Director	February 17, 2026
Zhenwu Huang	(Principal Executive Officer)

/s/ Zhenqiang Huang	Chief Financial Officer and Director	February 17, 2026
Zhenqiang Huang	(Principal Financial and Accounting Officer)

/s/ John Shigley	Director	February 17, 2026
John Shigley

/s/ Stephen Markscheid	Director	February 17, 2026
Stephen Markscheid
/s/ Saul Factor	Director	February 17, 2026
Saul Factor